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                 December 23, 2022

       Patrick Wilcox
       General Counsel
       Arqit Quantum Inc.
       Nova North, Floor 7
       11 Bressenden Place
       London SW1E 5BY, United Kingdom

                                                        Re: Arqit Quantum Inc.
                                                            Registration
Statement on Form F-3
                                                            Filed December 14,
2022
                                                            File No. 333-268786

       Dear Patrick Wilcox:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Lauren Pierce, Staff Attorney, at (202) 551-3887 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Elliot Smith